As filed with the Securities and Exchange Commission on September 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newegg Commerce, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17560 Rowland Street

City of Industry, California 91748

(Address of Principal Executive Offices, Zip Code)

NEWEGG INC. FOURTH AMENDED AND RESTATED 2005 INCENTIVE AWARD PLAN
(Full title of the Plan)

Matt Strathman
17560 Rowland Street
City of Industry, California 91748
(Name and address of agent for service)

(626) 271-9700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, par value $0.021848, issuable in respect of stock options or available for issuance under the Newegg, Inc. Fourth Amended and Restated 2005 Incentive Award Plan	75,741,449	$2.6820	$203,136,744	$22,163

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable in accordance with the applicable plan, including stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. For shares of Common Stock subject to the outstanding stock options granted pursuant to the plan, the offering price per share and aggregate offering price are based upon the weighted average exercise price for those options. For shares of Common Stock reserved but not yet granted under the plan, the offering price per share and aggregate offering price are based upon the average of the high and low prices reported on NASDAQ for the Common Stock on September 7, 2021.

EXPLANATORY NOTE

On May 19, 2021, pursuant to that certain Agreement and Plan of Merger dated October 23, 2020 by and between Lightning Delaware Sub, Inc., a Delaware company and a wholly owned subsidiary of Lianluo Smart Limited, a British Virgin Islands company (“LLIT”) and Newegg Inc. (“Newegg”), a company incorporated under the laws of Delaware, Newegg survived the merger and became LLIT’s wholly owned subsidiary (the “Merger”). Following the closing of the Merger, LLIT was renamed Newegg Commerce, Inc., a British Virgin Islands company (the “Company”) and the common shares of the Company, par value $0.021848 per share (the “Common Shares”) began trading under the Company’s new symbol “NEGG” on the Nasdaq Capital Market on May 20, 2021. In connection with the Merger, the Company assumed the Newegg Inc. Fourth Amended and Restated 2005 Incentive Award Plan (the “2005 Plan”) with each outstanding option under the 2005 Plan granted by Newegg being exchanged for options to acquire 5.8417 Company Common Shares under the 2005 Plan upon completion of the Merger. This Registration Statement on Form S-8 is being filed by the Company, relating to 75,741,449 Common Shares that are issuable pursuant to outstanding options and available for issuance under the 2005 Plan.

PART I

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and deemed to be a part hereof:

(1)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021;
(2)	The Company's Current Reports on Form 6-K filed with the Commission on May 12, 2021, May 19, 2021, August 27, 2021, and August 27, 2021;
(3)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2020 (other than the portions of those documents furnished or otherwise not deemed to be filed); and
(4)	The description of the common shares, $0.002731 par value per share, contained in the Company’s registration statement on Form F-4 filed with the SEC on October 26, 2020 (File Number 333-249660) and declared effective on April 14, 2021 and any amendment or report filed with the SEC for purposes of updating such description.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Company, the Company may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Memorandum and Articles of Association of the Lianluo Smart Limited (incorporated by reference to Exhibit 99.1 to the Company’s Report of Foreign Issuer on Form 6-K filed on October 23, 2020).

5.1*	Opinion of Conyers Dill & Pearman, British Virgin Islands Counsel.

23.1*	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.3*	Consent of Centurion ZD CPA & Co. (successor of Centurion ZD CPA Limited), Independent Registered Accounting Firm

24.1*	Power of Attorney (included on signature page hereto).

99.1	Newegg, Inc. Fourth Amended and Restated 2005 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed on October 26, 2020)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purposes of determining liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, California, on this 9th day of September, 2021.

NEWEGG COMMERCE, INC.

By:	/s/ ANTHONY CHOW
Name:	Anthony Chow
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Anthony Chow, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ ANTHONY CHOW	Chief Executive Officer and Director	September 9, 2021
Anthony Chow	(Principal Executive Officer)

/s/ ROBERT CHANG	Chief Financial Officer	September 9, 2021
Robert Chang	(Principal Financial and Accounting Officer)

/s/ ZHITAO HE	Chairman and Director	September 9, 2021
Zhitao He

/s/ FRED CHANG	Director	September 9, 2021
Fred Chang

/s/ FUYA ZHENG	Director	September 9, 2021
Fuya Zheng

/s/ GREGORY MOORE	Director	September 9, 2021
Gregory Moore

/s/ YINGMEI YANG	Director	September 9, 2021
Yingmei Yang

/s/ PAUL WU	Director	September 9, 2021
Paul Wu